MERRILL LYNCH, PIERCE, FENNER &
                               SMITH INCORPORATED
                       World Financial Center, North Tower
                                250 Vesey Street
                            New York, New York 10281



                                                                   April 2, 1999

Leasing Acquisition, Inc.
c/o Paribas Principal Partners
787 7th Avenue
New York, New York 10019

       Re:      Project Moby Dick -- Highly Confident Letter

Ladies and Gentlemen:

          Leasing  Acquisition,  Inc.,  a  wholly-owned  subsidiary  of  Paribas
Principal, Inc. ("you") has advised Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch or "we" or "us") that certain affiliates of Leasing Acquisition, Inc. (including Paribas Principal Inc., collectively, "Sponsor") hold an equity position in a company previously identified to us and code named Whale ("Target" or "Issuer"). You have advised us that (i) Transport Labor Contract Leasing, Inc. ("Purchaser"), a company operating in the professional employer organization ("PEO") industry and in which Sponsor has a substantial equity interest intends to merge with and into Target pursuant to a merger agreement (the "Merger Agreement") to be entered into between Purchaser and Target; (ii) pursuant to the Merger Agreement, Purchaser will merge (the "Merger") with and into Target, with Target as the survivor; (iii) at the date of consummation of the Merger (the "Closing Date"), the existing stockholders of Target, other than Sponsor and its affiliates and certain other stockholders, immediately prior to the Merger (the "Cashed-Out Stockholders") will receive an amount of cash mutually acceptable to you and us for each share of common stock held by such stockholder (and such shares shall be canceled); (iv) the total purchase price for the common stock of the Cashed-Out Stockholders of Target will not exceed $228.0 million; (v) pursuant to the Merger Agreement, management of Target and Sponsor and its affiliates and certain other stockholders (collectively, the "Rollover Shareholders") will retain their equity interests in Target; (vi) prior to the Merger, Purchaser will repurchase (the "Share Repurchase") certain outstanding shares of common stock held by certain shareholders of Purchaser for aggregate consideration acceptable to us; and
(vii) the sources and uses of the funds necessary to consummate the Merger and the related transactions are set forth on Annex I to this Highly Confident Letter.

          In addition you have advised Merrill Lynch that in connection with the consummation of the Merger, (a) Issuer will raise gross cash proceeds of not less than $150.0 million from the offering (the "Senior Subordinated Note Offering") by it of unsecured senior subordinated notes due 2009 (the "Senior Subordinated Notes") having no scheduled principal payments prior to maturity; and (b) Issuer will enter into senior secured credit facilities (the "Credit Facilities") in an amount of $100.0 million.

          The Merger, the Senior Subordinated Note Offering, the Share Repurchase, the entering into and borrowings under the Credit Facilities and the other transactions described above entered into and consummated in connection with the Merger are herein referred to as the "Transactions".

          Based on the foregoing and subject to the factors listed below, as of the date hereof we are highly confident of our ability to sell or place the Senior Subordinated Notes. The structure, covenants and terms of the Senior Subordinated Notes will be as determined by Merrill Lynch and its affiliates in consultation with you based on market conditions at the time of the offering or placement of the Senior Subordinated Notes and on the structure and documentation of the Merger, the Existing Debt Repayment and the related transactions. Our views expressed herein assume that we and/or one of our affiliates act as sole and exclusive underwriter, placement agent or initial purchaser in connection with the Senior Subordinated Note Offering.

          Our view is based upon (i) in Merrill Lynch's sole judgment, there not having occurred or becoming known any material adverse change, or any condition or event that could reasonably be expected to result in a material adverse change, in the business, assets, liabilities (contingent or otherwise), operations, financial condition or prospects of Issuer together with its subsidiaries taken as a whole (after giving effect to the Transactions) since December 31, 1997 (or, if Merrill Lynch has received audited consolidated financial statements for Issuer and its consolidated subsidiaries for fiscal year ended December 31, 1998 with the unqualified opinion of Borrower's current auditor accompanying such financials and Merrill Lynch is, in its sole discretion, satisfied with such opinion and financial statements, December 31,
1998) or in the business plan prepared by Issuer's management (or as provided by you) and provided to Merrill Lynch (the "Business Plan"); (ii) the existence of market conditions at least as favorable as those currently existing for high yield senior subordinated notes comparable in terms, structure and contemplated credit rating to the Senior Subordinated Notes, and there not having occurred and continuing any disruption or material adverse change (or development involving a prospective material adverse change) in the financial or capital markets conditions generally from those in effect on the date hereof; (iii) the sources and use of funds necessary to consummate the Transactions shall be consistent with Annex I hereto and the pro forma capitalization of the Issuer shall be on terms and conditions and pursuant to documentation satisfactory to Merrill Lynch and Merrill Lynch shall have received satisfactory evidence that consolidated pro forma EBITDA (calculated in a manner acceptable to Merrill Lynch) is at least $46.0 million for the twelve months ended December 31, 1998 and the trailing twelve months prior to the Closing Date; (iv) the execution and delivery of, and closing under, definitive documentation relating to the Transactions, all in form and substance reasonably satisfactory to Merrill Lynch; (v) receipt of all material requisite regulatory, governmental, shareholder and other third party consents without the imposition of materially adverse or burdensome restrictions; (vi) the execution and delivery by Issuer of a customary underwriting agreement or placement agreement and registration rights agreement and other documents in Merrill Lynch's standard forms and satisfaction of the conditions therein stated; (vii) Merrill Lynch's having a reasonable time to market the Senior Subordinated Notes based on its experience in comparable transactions and existing market conditions, the marketing process being conducted in a manner satisfactory to Merrill Lynch (including cooperation by Issuer) including holding meetings with institutional investors, and utilizing offering materials that contain all financial and non-financial information required by the Securities Act of 1933 (whether or not the Senior Subordinated Notes are sold in a transaction registered under the Securities Act of 1933) and the rules and regulations thereunder for registration statements filed thereunder, including, without limitation, audited consolidated financial statements, with an auditors report thereon (without qualifications); (viii) we shall have completed our due diligence investigation of Purchaser, Target and their respective subsidiaries both before and after giving effect to the Transactions in scope, and with results, satisfactory to us in our sole discretion and, in connection therewith, we shall have been given such access to information regarding Purchaser, Target and their respective subsidiaries as we shall have requested including, without limitation, access to the management, records, books of account, contracts and properties of Purchaser, Target and their respective subsidiaries and we shall have received such financial, business and other information regarding Purchaser, Target and their respective subsidiaries as we shall have requested, and we shall not have become aware of any fact, circumstance or development which we believe in our sole discretion is inconsistent in any material adverse respect with any information provided to us prior to the date hereof; and (ix) the Senior Subordinated Notes having received a rating of at least B3 from Standard & Poor's and at least B- from Moody's Investors Service, Inc. In the absence of specific terms for the Senior Subordinated Notes, we have assumed that all of the terms, conditions and covenants thereof will be as required by market conditions and Merrill Lynch in its sole judgment.

          This letter is not intended to be and should not be construed as a commitment with respect to the Senior Subordinated Notes or any other financing and creates no obligation or liability on the part of Merrill Lynch or any of its affiliates in connection with or any agreement by Merrill Lynch or any of its affiliates to arrange, syndicate, provide, place, underwrite or participate in any financing. Any commitment, if appropriate, which we may subsequently determine to extend would be pursuant to a formal commitment letter or underwriting or purchase agreement (as the case may be) which would contain terms, covenants and costs of capital typical for transactions of this type and would provide that such commitment would be subject to (i) approval of Merrill Lynch's acting as sole underwriter, placement agent or initial purchaser in connection with the Senior Subordinated Notes in accordance with Merrill Lynch's internal commitment committee, credit policies and approvals and (ii) satisfactory market conditions and conditions customary for transactions of this type and to conditions appropriate for this transaction in particular, including, but not limited to, satisfactory completion of business, accounting and legal due diligence, absence of a material adverse change and execution and delivery of definitive documentation, in a form reasonably satisfactory to us.

          This letter, the contents hereof and Merrill Lynch's and/or its affiliates' activities pursuant hereto are confidential and shall not be disclosed by or on behalf of you or any of your affiliates to any person without our prior written consent, except that you may disclose this letter (i) to your, Purchaser's and Target's officers, directors, employees and advisors, and then only in connection with the Transactions and on a confidential basis and (ii) following your acceptance hereof, as you are required to make by applicable law (including pursuant to the Securities Act of 1933, as amended and the rules promulgated thereunder and the Securities Exchange Act of 1934, as amended and the rules promulgated thereunder (collectively, the "Securities Acts")) or compulsory legal process (based on the advice of legal counsel); provided, however, that in such event you agree, by your acceptance hereof, to give us prompt notice thereof and to cooperate with us in securing a protective order in the event of compulsory disclosure (other than with regard to compulsory disclosure required by the Securities Acts). You agree that you will permit us to review and (other than in respect of any disclosure required by the Securities Acts) approve any reference to Merrill Lynch or any of its affiliates in connection with this letter or the transactions contemplated hereby contained in any press release or similar public disclosure prior to public release. You agree that we and our affiliates in the finance industry may share information concerning Sponsor, Purchaser, Target and their respective subsidiaries and affiliates among ourselves for purposes of evaluating and completing the transactions contemplated hereby.

          This letter shall be governed by, and construed in accordance with, the laws of the State of New York (without regard to principles of conflicts of law). This letter will expire and have no effect 90 days after the date hereof.

          We are excited about the opportunity to work with you.

                                        Very truly yours,

                                        MERRILL LYNCH & CO.
                                        Merrill Lynch, Pierce, Fenner & Smith
                                             Incorporated


                                       By:/s/ CHRISTOPHER BIROSAK
                                          --------------------------
                                          Name:      Christopher Birosak
                                          Title:     Managing Director

                                                                         Annex I




                            Sources and Uses of Funds
                                  (in millions)



         Sources
Excess Cash                     $56.4
Revolving Facility<F1>           24.2
Term Loan A                      50.0
Senior Subordinated Notes       150.0



Rolled Equity                   198.0

Total Sources                  $478.6



               Uses

Purchase Price of Public
  Shares                       $228.0

Rolled Equity                   198.0

Estimated Fees and
  Related Transaction
  Expenses and Purchaser
  Related Transaction Expenses   52.6


    Total Uses                 $478.6
                              ========


----------------------------------
<F1> $50.0 million of availability;  approximately $24.2 million drawn at closing